Exhibit 99.1

News Release For Immediate Release

Catasys Appoints Industry Executive Gus Giraldo to Board of Directors

Santa Monica, CA – November 19, 2019 – Catasys, Inc. (NASDAQ: CATS) (“Catasys” or the “Company”), a leading AI and technology-enabled healthcare company, today announced the appointment of Mr. Gustavo Giraldo to its Board of Directors, replacing Ms. Sharon Gabrielson. The number of Board members remains at seven.

Mr. Terren Peizer, Chairman and CEO of Catasys, stated, “We are pleased to welcome Gus to Catasys’ Board of Directors. As President of the largest independent managed care behavioral health organization, Gus brings an area of industry expertise that we currently lack on the Board, as well as over 20 years of leadership in the healthcare industry. We believe his strong track record of initiating, leading and growing domestic and global healthcare businesses; deep understanding of the dynamics of varied healthcare systems around the world, consumer marketing, product innovation and analytics; and extensive industry relationships will prove to be valuable additions to our Board as we continue to execute on our growth initiatives. We wish Sharon all the best and thank her for her substantial contributions to Catasys.”

Mr. Giraldo stated, “I am excited to join the Catasys Board and look forward to contributing my experiences in healthcare, clinical services and insurance to help drive the Company’s growth and innovation.”

Mr. Giraldo currently serves as President of Behavorial and Specialty Health at Magellan Health, Inc., a Fortune 500 healthcare company focused on special populations, complete pharmacy benefits and other specialty areas of healthcare. In this role, he is responsible for the strategic development and profitable growth of Magellan Healthcare’s health plan, employer, provider segments, state carve-out behavioral health and federal markets. Mr. Giraldo previously served as Chief Operating Officer for Chubb’s Latin American life, accident and health business and, prior to that, was at Cigna for 18 years, serving in various roles domestically and abroad.

About Catasys, Inc.

Catasys, Inc. is a leading AI and technology-enabled healthcare company whose mission is to help improve the health and save the lives of as many people as possible. Its Catasys PRETM (Predict-Recommend-Engage) platform predicts people whose chronic disease will improve with behavior change, recommends effective care pathways that people are willing to follow, and engages people who aren’t getting the care they need. By combining predictive analytics with human engagement, Catasys delivers improved member health and validated outcomes and savings to healthcare payers.

Catasys, Inc. November 19, 2019	Page 2

Catasys’ integrated, technology-enabled OnTrak solution, a critical component of the Catasys PRE platform, is designed to treat members with behavioral conditions that cause or exacerbate chronic medical conditions such as diabetes, hypertension, coronary artery disease, COPD, and congestive heart failure, which result in high medical costs.

Catasys has a unique ability to engage these members, who do not otherwise seek behavioral healthcare, leveraging proprietary enrollment capabilities built on deep insights into the drivers of care avoidance.

OnTrak integrates evidence-based psychosocial and medical interventions delivered either in-person or via telehealth, along with care coaching and in-market Community Care Coordinators who address the social and environmental determinants of health, including loneliness. The program improves member health and delivers validated cost savings to healthcare payers of more than 50 percent for enrolled members. OnTrak is available to members of leading national and regional health plans in 27 states.

Learn more at www.catasys.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new members and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

For Investors: Catasys, Inc. Ariel Davis Phone: 310-444-4346 Email: ariel@catasys.com	For Media: Catasys, Inc. Cathy Finley Phone: 310-444-4308 Email: cfinley@catasys.com